 Exhibit 99.1
NEWS RELEASE

Date	From
August 9, 2018	Rich Sheffer
NEWS RELEASE	1.727.853.3079
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.

WELBILT REPORTS SOLID SECOND QUARTER OPERATING RESULTS

Delivers sales and operating earnings growth over prior year; increasing full-year sales guidance, maintaining EPS guidance and updating margin guidance

New Port Richey, FL. - August 9, 2018 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2018 second quarter.

2018 Second Quarter Highlights

•	Net sales were $420.7 million, an increase of 13.4 percent from prior year; Organic Net Sales increased 6.5 percent

•	Net earnings were $12.1 million, a decrease of 59.8 percent; Adjusted Net Earnings were $28.8 million, a decrease of 9.4 percent

•	Diluted net earnings per share were $0.09, a decrease of 57.1 percent; Adjusted Diluted Net Earnings Per Share were $0.20, a decrease of 13.0 percent

•	Earnings from operations were $55.6 million, an increase of 2.2 percent; as a percent of net sales, earnings from operations were 13.2 percent, a decrease of 150 basis points

•
Adjusted Operating EBITDA was $75.5 million, an increase of 12.9 percent; Adjusted Operating EBITDA margin was 17.9 percent, a decrease of 10 basis points and was negatively impacted by 20 basis points from the Crem Acquisition; excluding this impact, the Adjusted Operating EBITDA margin increased 10 basis points

2018 Second Quarter Year-to-date Highlights

•	Net sales were $771.1 million, an increase of 10.3 percent from prior year; Organic Net Sales increased 5.2 percent

•	Net earnings were $24.6 million, a decrease of 29.9 percent; Adjusted Net Earnings were $50.1 million, an increase of 14.9 percent

•	Diluted net earnings per share were $0.17, a decrease of 32.0 percent; Adjusted Diluted Net Earnings Per Share were $0.35, an increase of 12.9 percent

•	Earnings from operations were $97.2 million, an increase of 8.4 percent; as a percent of net sales, earnings from operations were 12.6 percent, a decrease of 20 basis points

•
Adjusted Operating EBITDA was $130.8 million, an increase of 9.1 percent; Adjusted Operating EBITDA margin was 17.0 percent, a decrease of 20 basis points; on a year-to-date basis, the Crem acquisition had an immaterial impact on the Adjusted Operating EBITDA margin

2018 Guidance

•	Net sales growth: between 9.0 and 12.0 percent (organic +2.0 to +5.0 percent, acquisition +5.0 percent, foreign currency translation +2.0 percent)

•	Adjusted Operating EBITDA margin: between 19.1 and 20.1 percent including a 20 basis point negative impact from the Crem acquisition

•
Adjusted Diluted Net Earnings Per Share: between $0.80 and $0.90 per share, based on a forecast of 141.0 million fully diluted shares outstanding and including a $0.02 benefit from the Crem acquisition

"We are pleased to deliver another quarter of Organic Net Sales and Adjusted Operating EBITDA growth,” said Hubertus Muehlhaeuser, Welbilt’s President and CEO. "Organic Net Sales increased in the Americas segment, with new product rollouts with large chain customers and higher general market sales driving stronger hot-side and cold-side product sales, which more than offset lower KitchenCare® aftermarket sales. In the APAC segment, Organic Net Sales increased with higher hot-side product sales to both large chain and general market customers. In the EMEA segment, Organic Net Sales were lower against strong sales of Merrychef® high-speed ovens and Multiplex® beverage system sales last year."

“Operationally, Adjusted Operating EBITDA increased year-over-year again for the 12th consecutive quarter driven by the continued solid execution of our Simplification and Right-Sizing initiatives, higher organic sales volumes and the acquisition of Crem International. Our Adjusted Operating EBITDA margin, excluding the dilutive impact from the acquired business, increased slightly as these benefits were

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

offset by less favorable mix primarily from lower KitchenCare aftermarket sales and from ramp-up costs related to the new product rollouts that began this year. We see the impacts from mix and ramp-up costs as temporary. We continue to expect to deliver higher year-over-year Adjusted Operating EBITDA - both in absolute dollars and as a percent of sales - in 2018."

"We are increasing our 2018 annual net sales guidance today. We have increased our Organic Net Sales guidance range by 100 basis points as we expect to continue benefiting from increased sales to large chain customers and for demand from general market customers to continue improving as we progress through the year. We expect KitchenCare aftermarket sales will contribute to growth in the second half of 2018 as the high inventory levels at our channel partners are being worked through. We also adjusted our forecast for foreign currency translation, which we now expect to have a positive 2 percent impact on net sales."

"We are adjusting our 2018 Adjusted Operating EBITDA margin guidance range to now be between 19.1 and 20.1 percent. This new range reflects the expected 20 basis point dilutive impact from the Crem acquisition and the forecasted impact from the recently-enacted section 301 tariffs on purchased component costs. We expect improved mix in the second half of 2018 from higher KitchenCare aftermarket sales and for the ramp-up costs related to the new product roll-outs to subside. We expect the benefits from higher volumes to continue throughout the balance of the year. Net pricing is expected to improve following our recent price increase. These drivers, combined with our Simplification and Right-Sizing initiatives and hedging activities, are expected to offset the inflationary impacts from rising freight costs and from the section 232 tariffs on raw materials. In total, we expect to deliver another year of margin growth from organic businesses and earnings growth," concluded Muehlhaeuser.

Segment Discussion
Net sales in our Americas segment for the second quarter were $328.2 million, a 7.2 percent increase compared to $306.1 million in last year's second quarter. Third-party Net Sales were $294.8 million, an 8.4 percent increase (+7.9 percent organic, +0.5 percent foreign currency translation) compared to the prior year quarter. The Organic Net Sales increase was primarily driven by new product rollouts with large chains and higher general market sales driving increased sales of hot-side and cold-side products, partially offset by lower KitchenCare aftermarket sales. Year-to-date, Americas segment net sales were $608.4 million, a 6.1 percent increase over $573.6 million last year. Third party net sales were $544.7 million, a 6.9 percent increase (+6.4 percent organic, +0.5 percent foreign currency translation). Second quarter adjusted operating EBITDA in the Americas segment was $61.5 million compared to $59.1 million in the second quarter of 2017. As a percentage of net sales, adjusted operating EBITDA margin was 18.7 percent in the second quarter versus 19.3 percent in the same period last year, a decrease of 60 basis points. The decrease in adjusted operating EBITDA margin was primarily driven by unfavorable product mix, costs related to ramping up the new rollouts and intersegment pricing, which were partially offset by benefits from higher volume and savings from our Simplification and Right-Sizing initiatives. Year-to-date, Americas segment adjusted operating EBITDA was $109.1 million compared to $105.9 million in 2017. As a percentage of net sales, adjusted operating EBITDA margin was 17.9 percent in 2018 versus 18.5 percent in the same period last year.

Net sales in our EMEA segment for the second quarter were $99.3 million, a 30.5 percent increase versus $76.1 million in last year's second quarter. Third-party Net Sales were $79.6 million, a 28.2 percent increase (-1.8 percent organic, +23.2 percent acquisition, +6.8 percent foreign currency translation). The Organic Net Sales decrease was driven primarily by lower sales of hot-side and cold-side products, partially offset by higher sales KitchenCare aftermarket sales. Year-to-date, EMEA segment net sales were $180.3 million, a 25.3 percent increase over $143.9 million last year. Third party net sales were $143.7 million, a 23.9 percent increase (+1.2 percent organic, +12.4 percent acquisition, +10.3 percent foreign currency translation). Second quarter adjusted operating EBITDA in the EMEA segment was $22.4 million compared to $14.8 million in the second quarter of 2017. As a percentage of net sales, adjusted operating EBITDA margin was 22.6 percent in the second quarter versus 19.4 percent in the same period last year, an increase of 320 basis points. The adjusted operating EBITDA margin increase was primarily driven by savings from our Simplification and Right-Sizing initiatives, intersegment pricing and mix. Year-to-date, adjusted operating EBITDA in the EMEA segment was $36.5 million compared to $27.6 million in 2017. As a percentage of net sales, adjusted operating EBITDA margin was 20.2 percent in 2018 versus 19.2 percent in the same period last year.

Net sales in our APAC segment for the second quarter were $57.7 million, a 28.5 percent increase from $44.9 million in last year's second quarter. Third-party Net Sales were $46.3 million, a 24.8 percent increase (+10.0 percent organic, +11.3 percent acquisition, +3.5 percent foreign currency translation). The Organic Net Sales increase was driven primarily by higher sales of hot-side products. Year-to-date, APAC segment net sales were $101.2 million, a 16.9 percent increase from $86.6 million last year. Third party net sales were $82.7 million, a 12.5 percent increase (+3.4 percent organic, +5.7 percent acquisition, +3.4 percent foreign currency translation). Second quarter adjusted operating EBITDA in the APAC segment was $7.5 million compared to $6.2 million in the second quarter of 2017. As a percentage of net sales, adjusted operating EBITDA margin was 13.0 percent for the second quarter of 2018 versus 13.8 percent for the same period last year, a decrease of 80 basis points. The adjusted operating EBITDA margin decrease was primarily driven by intersegment pricing adjustments, higher compensation expense and higher overhead costs, partially offset by benefits from higher volumes and savings from our Simplification and Right-Sizing initiatives. Year-to-date, adjusted operating EBITDA in the APAC segment was $13.0 million compared to $11.7 million in 2017. As a percentage of net sales, adjusted operating EBITDA margin was 12.8 percent in 2018 versus 13.5 percent for the same period in the prior year.

Liquidity Discussion
Net cash used in operating activities in the second quarter was $134.5 million compared to $89.6 million in last year's second quarter. Net cash used in investing activities in the second quarter was $76.0 million compared to cash provided by investing activities of $144.1 million in last year's second quarter. Both the current year and prior year amounts for net cash used by operating activities and net cash provided by

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

investing activities reflect the impact of the adoption of Accounting Standards Update 2016-15, which is applicable to accounts receivable securitization programs and requires gross presentation and classification changes between the operating and investing sections on the consolidated statements of cash flows including retrospective recasting of prior period information for comparability. Free Cash Flow was $15.1 million in the quarter versus $48.5 million in last year's second quarter. During the quarter, net borrowings on our debt agreements increased by $159.7 million, primarily for the acquisition of Crem International, compared to a decrease of $32.0 million for the same period last year. Our ending cash and cash equivalents balance was $103.9 million, a decrease of $49.9 million in the quarter primarily due to cash used for the acquisition of Crem International. The majority of our cash is held by our international subsidiaries. Year-to-date, net cash used in operating activities was $288.0 million compared to $254.0 million for the same period last year. Year-to-date, Free Cash Flow was a $10.3 million use of cash versus a $4.9 million use of cash in the same period last year.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2018 second quarter earnings on Thursday, August 9, 2018 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Thursday, August 9, 2018 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 3,500 distributors and dealers in over 100 countries. We have approximately 5,800 employees and generated sales of $1.45 billion in 2017. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, the Company’s expectations regarding future results, the Company’s full-year financial outlook, descriptions of our operating and strategic plans and any assumptions on which those expectations, outlook or plans are based. Certain of these forward-looking statements can be identified by the use of words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "could," "will," "may," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations and speak only as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks related to acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements; world economic factors and ongoing economic and political uncertainty; realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; the ability to generate cash and manage working capital consistent with our stated goals; changes in the interest rate environment and currency fluctuations; the successful development and market acceptance of innovative new products; actions by competitors including competitive pricing; consumer and customer demand for products; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018 and in our other filings with the Securities and Exchange Commission ("SEC"). We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the date of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

WELBILT, INC.
Consolidated Financial Information
(In millions, except share and per share data)
(Unaudited)

STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$420.7	$371.1	$771.1	$699.1
Cost of sales	271.4	233.9	495.6	438.9
Gross profit	149.3	137.2	275.5	260.2
Selling, general and administrative expenses	83.0	74.3	159.3	148.3
Amortization expense	9.4	7.7	17.3	15.5
Separation expense	—	0.3	0.1	1.2
Restructuring expense	1.4	1.1	1.8	5.7
Gain from impairment or disposal of assets — net	(0.1)	(0.6)	(0.2)	(0.2)
Earnings from operations	55.6	54.4	97.2	89.7
Interest expense	23.1	21.0	43.4	44.2
Loss on early extinguishment of debt	—	0.2	—	3.4
Other expense — net	15.3	3.3	23.8	5.1
Earnings before income taxes	17.2	29.9	30.0	37.0
Income taxes	5.1	(0.2)	5.4	1.9
Net earnings	$12.1	$30.1	$24.6	$35.1
Per share data
Earnings per share — Basic	$0.09	$0.22	$0.18	$0.25
Earnings per share — Diluted	$0.09	$0.21	$0.17	$0.25
Weighted average shares outstanding — Basic	139,998,308	138,972,873	139,853,748	138,866,565
Weighted average shares outstanding — Diluted	141,071,259	140,661,436	141,131,122	140,464,156

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

WELBILT, INC.
Consolidated Financial Information
(In millions, except share and per share data)

BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$103.9	$128.4
Restricted cash	0.3	0.3
Accounts receivable, less allowance of $3.8 and $4.0 at June 30, 2018 and December 31, 2017, respectively	125.4	83.7
Inventories — net	198.0	152.3
Prepaids and other current assets	28.6	19.0
Total current assets	456.2	383.7
Property, plant and equipment — net	115.5	112.2
Goodwill	936.7	846.1
Other intangible assets — net	565.8	461.4
Other non-current assets	37.1	37.0
Total assets	$2,111.3	$1,840.4
Liabilities and equity
Current liabilities:
Accounts payable	$125.7	$103.6
Accrued expenses and other liabilities	139.6	161.7
Short-term borrowings	30.0	—
Current portion of capital leases	0.6	0.7
Product warranties	26.9	24.1
Total current liabilities	322.8	290.1
Long-term debt and capital leases	1,407.8	1,232.2
Deferred income taxes	120.7	92.3
Pension and postretirement health obligations	44.7	48.3
Other long-term liabilities	74.5	67.1
Total non-current liabilities	1,647.7	1,439.9
Commitments and contingencies
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 140,097,126 shares and 139,491,860 shares issued and 140,097,126 shares and 139,440,470 shares outstanding at June 30, 2018 and December 31, 2017, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(52.9)	(63.3)
Retained earnings	230.2	204.5
Accumulated other comprehensive loss	(37.7)	(32.0)
Treasury stock, at cost, 52,617 shares and 51,390 shares, respectively	(0.2)	(0.2)
Total equity	140.8	110.4
Total liabilities and equity	$2,111.3	$1,840.4

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

WELBILT, INC.
Consolidated Financial Information
(In millions)
(Unaudited)
STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net earnings	$24.6	$35.1
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation	8.7	8.0
Amortization of intangible assets	17.3	15.5
Amortization of debt issuance costs	2.7	2.6
Loss on early extinguishment of debt	—	3.4
Deferred income taxes	(3.1)	(14.8)
Stock-based compensation expense	5.6	6.8
Gain from impairment or disposal of assets — net	(0.2)	(0.2)
Loss on remeasurement of debt and other realized foreign currency derivative	19.1	—
Changes in operating assets and liabilities, excluding the effects of the business acquisition:
Accounts receivable	(313.0)	(266.3)
Inventories	(31.0)	(23.5)
Other assets	(4.0)	(7.0)
Accounts payable	12.5	9.5
Other current and long-term liabilities	(27.2)	(23.1)
Net cash used in operating activities	(288.0)	(254.0)
Cash flows from investing activities
Cash receipts on beneficial interest in sold receivables	285.7	257.4
Capital expenditures	(8.0)	(8.3)
Proceeds from sale of property, plant and equipment	—	6.0
Business acquisition, net of cash acquired	(215.6)	—
Settlement of foreign exchange contract	(10.0)	—
Net cash provided by investing activities	52.1	255.1
Cash flows from financing activities
Proceeds from long-term debt	261.0	115.9
Repayments on long-term debt and capital leases	(76.4)	(71.7)
Debt issuance costs	(0.4)	(1.4)
Proceeds from short-term borrowings	30.0	4.0
Exercises of stock options	4.8	1.3
Payments on tax withholdings for equity awards	(2.4)	(2.6)
Net cash provided by financing activities	216.6	45.5
Effect of exchange rate changes on cash	(5.2)	(3.6)
Net (decrease) increase in cash and cash equivalents and restricted cash	(24.5)	43.0
Balance at beginning of period	128.7	60.2
Balance at end of period	$104.2	$103.2
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$23.3	$20.1
Cash paid for interest, net of related hedge settlements	$48.7	$44.3
Supplemental disclosures of non-cash activities:
Non-cash investing activity:
Beneficial interest obtained in exchange for securitized receivables	$350.6	$353.9

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

SEGMENT INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except percentage data)	2018	2017	2018	2017
Net sales:
Americas	$328.2	$306.1	$608.4	$573.6
EMEA	99.3	76.1	180.3	143.9
APAC	57.7	44.9	101.2	86.6
Elimination of intersegment sales	(64.5)	(56.0)	(118.8)	(105.0)
Total net sales	$420.7	$371.1	$771.1	$699.1

Segment Adjusted Operating EBITDA:
Americas	$61.5	$59.1	$109.1	$105.9
EMEA	22.4	14.8	36.5	27.6
APAC	7.5	6.2	13.0	11.7
Total Segment Adjusted Operating EBITDA	91.4	80.1	158.6	145.2
Corporate and unallocated	(15.9)	(13.2)	(27.8)	(25.3)
Amortization expense	(9.4)	(7.7)	(17.3)	(15.5)
Depreciation expense	(4.5)	(4.0)	(8.7)	(8.0)
Transaction costs(1)	(4.7)	—	(5.9)	—
Separation expense	—	(0.3)	(0.1)	(1.2)
Restructuring expense	(1.4)	(1.1)	(1.8)	(5.7)
Gain from impairment or disposal of assets — net	0.1	0.6	0.2	0.2
Earnings from operations	55.6	54.4	97.2	89.7
Interest expense	(23.1)	(21.0)	(43.4)	(44.2)
Loss on early extinguishment of debt	—	(0.2)	—	(3.4)
Other expense — net	(15.3)	(3.3)	(23.8)	(5.1)
Earnings before income taxes	$17.2	$29.9	$30.0	$37.0
(1) Transaction costs include costs related to inventory fair value purchase accounting adjustments recorded in" Cost of sales" and professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses".

Adjusted Operating EBITDA % by segment (2):
Americas	18.7%	19.3%	17.9%	18.5%
EMEA	22.6%	19.4%	20.2%	19.2%
APAC	13.0%	13.8%	12.8%	13.5%
(2) Adjusted Operating EBITDA % in the section above is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Net sales by geographic area (3):
United States	$269.7	$246.4	$493.1	$461.4
Other Americas	28.3	24.8	56.8	47.8
EMEA	78.6	62.6	140.7	116.6
APAC	44.1	37.3	80.5	73.3
Total net sales by geographic area	$420.7	$371.1	$771.1	$699.1
(3) Net sales in the section above are attributed to geographic regions based on location of customer.

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. Our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of the Company’s control and difficult to predict. Such items include, but are not limited to, restructuring expenses, separation expenses, acquisition-related transaction and integration costs, losses on early extinguishment of debt, foreign currency gain or loss, various other charges not reflective of the Company's ongoing operations and the tax impact of such non-GAAP adjustments. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, which represents net cash used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund initiatives such as debt repayment, acquisitions, dividends and share repurchases. During the first quarter of 2018, we updated our definition of Free Cash Flow to include cash receipts on beneficial interest in sold receivables, which is now recorded in net cash provided by investing activities with the adoption of the accounting guidance in Accounting Standards Update 2016-15 effective January 1, 2018. Free Cash Flow reconciles to net cash used in operating activities presented in accordance with U.S. GAAP as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2017	2018	2017
Free Cash Flow:
Net cash used in operating activities	$(134.5)	$(89.6)	$(288.0)	$(254.0)
Capital expenditures	(4.3)	(3.4)	(8.0)	(8.3)
Cash receipts on beneficial interest in sold receivables	153.9	141.5	285.7	257.4
Free Cash Flow	$15.1	$48.5	$(10.3)	$(4.9)

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

Adjusted Operating EBITDA

In addition to analyzing our results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest, income taxes, other expense - net, depreciation and amortization plus certain items such as gain or loss from impairment or disposal of assets, restructuring expense, separation expense, loss on early extinguishment of debt and acquisition-related transaction and integration costs. Management uses Adjusted Operating EBITDA as the basis on which it evaluates our financial performance and makes resource allocation and other operating decisions. Management considers it important that investors review the same operating information that it uses. Adjusted Operating EBITDA reconciles to net earnings presented in accordance with U.S. GAAP as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except percentage data)	2018	2017	2018	2017
Adjusted Operating EBITDA:
Net earnings	$12.1	$30.1	$24.6	$35.1
Income taxes	5.1	(0.2)	5.4	1.9
Other expense — net (1)	15.3	3.3	23.8	5.1
Loss on early extinguishment of debt	—	0.2	—	3.4
Interest expense	23.1	21.0	43.4	44.2
Earnings from operations	55.6	54.4	97.2	89.7
Gain from impairment or disposal of assets — net	(0.1)	(0.6)	(0.2)	(0.2)
Restructuring expense	1.4	1.1	1.8	5.7
Separation expense	—	0.3	0.1	1.2
Amortization expense	9.4	7.7	17.3	15.5
Depreciation	4.5	4.0	8.7	8.0
Transaction costs (2)	4.7	—	5.9	—
Total Adjusted Operating EBITDA	$75.5	$66.9	$130.8	$119.9

Adjusted Operating EBITDA margin (3)	17.9%	18.0%	17.0%	17.2%

(1) Prior year presentation adjusted for three and six months ended June 30, 2017 by $0.4 million and $0.7 million, respectively. This relates to periodic pension costs that have been reclassified from Selling, general and administrative expenses to "Other expense — net" in accordance with the adoption of accounting guidance in Accounting Standards Update 2017-07.
(2) Transaction costs include $1.5 million related to inventory fair value purchase accounting adjustments recorded in "Cost of sales" for the three and six months ended June 30, 2018 and $3.2 million and $4.4 million of professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses", for the three and six months ended June 30, 2018, respectively.
(3) Adjusted Operating EBITDA margin in the section above is calculated by dividing Adjusted Operating EBITDA for each period by net sales for the corresponding period.

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

In this release, we refer to Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share. We define Adjusted Net Earnings as net earnings before the impact of certain items, including gain or loss from impairment or disposal of assets, restructuring expense, separation expense, loss on early extinguishment of debt and acquisition-related transaction and integration costs and foreign currency transaction gain or loss, net of taxes. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are helpful to investors in assessing our ongoing performance of our underlying businesses before the impact of certain items. Beginning in the second quarter of 2018, we updated our definitions of Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share to exclude foreign currency transaction gains and losses. The prior periods have been revised as necessary to reflect these changes for consistency of presentation. Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconcile to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except share data)	2018	2017	2018	2017
Adjusted Net Earnings:
Net earnings	$12.1	$30.1	$24.6	$35.1
Gain from impairment or disposal of assets — net	(0.1)	(0.6)	(0.2)	(0.2)
Restructuring expense	1.4	1.1	1.8	5.7
Separation expense	—	0.3	0.1	1.2
Loss on early extinguishment of debt	—	0.2	—	3.4
Transaction costs (1)	6.9	—	15.9	—
Foreign currency transaction loss (2)	11.2	1.5	10.4	3.1
Tax effect of adjustments (3)	(2.7)	(0.8)	(2.5)	(4.7)
Total Adjusted Net Earnings	$28.8	$31.8	$50.1	$43.6

Adjusted Diluted Net Earnings Per Share:
Diluted net earnings per share	$0.09	$0.21	$0.17	$0.25
(Gain) loss from disposal of assets — net per share	—	—	—	—
Restructuring expense per share	0.01	0.01	0.01	0.04
Separation expense per share	—	—	—	0.01
Loss on early extinguishment of debt per share	—	—	—	0.02
Transaction costs per share (1)	0.04	—	0.12	—
Foreign currency transaction loss per share (2)	0.08	0.01	0.07	0.02
Tax effect of adjustments per share (3)	(0.02)	—	(0.02)	(0.03)
Total Adjusted Diluted Net Earnings Per Share	$0.20	$0.23	$0.35	$0.31

(1) Transaction costs include $1.5 million related to inventory fair value purchase accounting adjustments recorded in "Cost of sales" for the three and six months ended June 30, 2018; and $3.2 million and $4.4 million of professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" for the three and six months ended June 30, 2018, respectively. Also included are losses of $2.2 million and $10.0 million for the three and six months ended June 30, 2018, respectively, related to a foreign currency hedge of the acquisition purchase price of Crem recorded in "Other expense — net".
(2) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(3) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

Third-party Net Sales and Organic Net Sales

In this release, we refer to Third-party Net Sales and Organic Net Sales. Third-party Net Sales reflect net sales for the segment excluding intersegment sales. Organic Net Sales reflect net sales before the impact of acquisitions and foreign currency translation. The impact from foreign currency translation is calculated by translating current period balances at prior period rates. We believe these measures are helpful to investors in assessing the ongoing performance of our underlying businesses. Third-party Net Sales and Organic Net Sales reconcile to net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended June 30, 2018 vs. 2017
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	7.9%	(1.8)%	10.0%	6.5%
Impact from acquisition	—%	23.2%	11.3%	5.0%
Foreign currency translation	0.5%	6.8%	3.5%	1.9%
Third-party Net Sales	8.4%	28.2%	24.8%	13.4%

	For the Six Months Ended June 30, 2018 vs. 2017
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	6.4%	1.2%	3.4%	5.2%
Impact from acquisition	—%	12.4%	5.7%	2.7%
Foreign currency translation	0.5%	10.3%	3.4%	2.4%
Third-party Net Sales	6.9%	23.9%	12.5%	10.3%

August 9, 2018
Welbilt Reports 2018 Second Quarter Results

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2017	2018	2017
Consolidated:
Total sales	$485.2	$427.1	$889.9	$804.1
Less: Intersegment sales	(64.5)	(56.0)	(118.8)	(105.0)
Net sales (as reported)	420.7	371.1	771.1	699.1
Less: Crem acquisition	(18.6)	—	(18.6)	—
Organic third-party net sales	402.1	371.1	752.5	699.1
Foreign currency translation	(6.8)	—	(17.1)	—
Organic Net Sales	$395.3	$371.1	$735.4	$699.1

Americas:
Net sales	$328.2	$306.1	$608.4	$573.6
Less: Intersegment sales	(33.4)	(34.2)	(63.7)	(64.0)
Organic third-party net sales	294.8	271.9	544.7	509.6
Foreign currency translation	(1.3)	—	(2.7)	—
Organic Net Sales	$293.5	$271.9	$542.0	$509.6

EMEA:
Net sales	$99.3	$76.1	$180.3	$143.9
Less: Intersegment sales	(19.7)	(14.0)	(36.6)	(27.9)
Third-party net sales	79.6	62.1	143.7	116.0
Less: Crem Acquisition	(14.4)	—	(14.4)	—
Organic third-party net sales	65.2	62.1	129.3	116.0
Foreign currency translation	(4.2)	—	(11.9)	—
Organic Net Sales	$61.0	$62.1	$117.4	$116.0

APAC:
Net sales	$57.7	$44.9	$101.2	$86.6
Less: Intersegment sales	(11.4)	(7.8)	(18.5)	(13.1)
Third-party net sales	46.3	37.1	82.7	73.5
Less: Crem Acquisition	(4.2)	—	(4.2)	—
Organic third-party net sales	42.1	37.1	78.5	73.5
Foreign currency translation	(1.3)	—	(2.5)	—
Organic Net Sales	$40.8	$37.1	$76.0	$73.5